[GRAPHIC LOGO OMITTED] THE WARNACO GROUP, INC.




FOR IMMEDIATE RELEASE

Contact:
Robert Mead/Doug Morris
Gavin Anderson & Company
212-515-1960/64


                 COURT CONFIRMS WARNACO'S PLAN OF REORGANIZATION

              Company to emerge from Chapter 11 on February 4, 2003


NEW YORK - January 16, 2003 - The Warnaco Group, Inc. (PK: WACGQ) announced that at a hearing today, the Honorable Richard L. Bohanon of the U.S. Bankruptcy Court for the Southern District of New York confirmed its Plan of Reorganization ("POR" or "the Plan"). The effective date for the POR is expected to occur on February 4, 2003, at which time Warnaco will emerge from Chapter 11.

Tony Alvarez, president and chief executive officer of Warnaco, said, "Today's confirmation represents a new beginning for Warnaco. We are extremely pleased with the Court's decision and the support we have received from our creditors during this critical time. Looking ahead, we are encouraged by the Company's prospects. Warnaco will emerge from Chapter 11 with a very comfortable capital structure. With a solid financial platform and a valuable portfolio of brands, we believe Warnaco possesses the key resources necessary to maintain a strong, competitive position in the industry as well as a sound financial future."

The Company said that the creditors who voted on the POR voted overwhelmingly in its favor.

Pursuant to the Plan, upon emergence:

>        Warnaco's pre-petition secured lenders will receive the following:
         o        Cash payments of approximately $104 million
         o        Newly issued second lien notes in the principal amount of $200 million
         o        Approximately 96.26 percent of newly issued common stock in
                  Warnaco;
>        Holders of allowed general unsecured claims will receive approximately
         2.55 percent of newly issued common stock in Warnaco;
> Holders of certain preferred securities issued by an affiliate of the Company, Designer Finance Trust, will receive approximately 0.60 percent of newly issued common stock in Warnaco;
> Pursuant to the terms of his Employment Agreement, as adjusted under the Plan, Tony Alvarez will receive an incentive bonus consisting of $1.95 million in cash, second lien notes in the principal amount of $0.94 million and 0.59 percent of the newly issued common stock in Warnaco (increased from 0.45 percent to recognize his substantial contributions to the Company's reorganization);
>        Warnaco's existing common stock will be extinguished;
> Up to 10% of the newly issued common stock in Warnaco will be reserved for issuance pursuant to management incentive stock grants.

The Company said that since November 2001, it has substantially improved its financial and operational performance. The Company's success reflects a number of developments at Warnaco including: the reorganization of the business into three operating groups, Intimate Apparel, Swimwear and Sportswear; the divestiture of non-core assets and business units; a strengthened management team with the recruitment of new leadership; a substantial reduction in corporate overhead costs; and the imposition of new financial and operating disciplines throughout the organization.

Alvarez continued, "I want to thank our employees for their hard work and commitment during this process and I am gratified by the continued support from our customers and suppliers who have all contributed to our successful reorganization."

The Company said that it continues the search process for a permanent CEO and CFO, as well as candidates for the Board of Directors. Until the search is concluded and an orderly transition has occurred, Alvarez and James P. Fogarty of Alvarez & Marsal will continue to serve as CEO and CFO, respectively. Alvarez & Marsal is a leading turnaround and crisis management consulting firm.



About The Warnaco Group, Inc

The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear, better dresses, fragrances and accessories sold under such owned and licensed brands as Warner's(R), Olga(R), Lejaby(R), Bodyslimmers(R), Chaps by Ralph Lauren(R), Calvin Klein(R) men's and women's underwear, men's accessories, and men's, women's, junior women's and children's jeans, Speedo(R)/Authentic Fitness(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Polo by Ralph Lauren(R) women's and girls' swimwear, Anne Cole Collection(R), Cole of California(R) and Catalina(R) swimwear, and A.B.S. (R) Women's sportswear and better dresses.

Statement Regarding Forward-looking Disclosure

This press release may contain "forward-looking statements" within the meaning of Section 27A of Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts included in this statement are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe", "anticipate", "expect", "estimate", "project", "will be", "will continue", "will likely result", or other similar words and phrases. Forward-looking statements and the Company's plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.